Exhibit 10.1
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (“Agreement”) dated as of March 10, 2008 by and between BlueLinx Corporation (the “Company”) and Howard Cohen (the “Executive”) (each a “Party” and together, the “Parties”).
          WHEREAS, the Executive and the Company wish to establish the terms of the Executive’s services for the Company;
          Accordingly, the Parties agree as follows:
          1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on March 10, 2008 (the “Effective Date”).
          2. Term.
               2.1 Employment Term. This Agreement and the employment relationship hereunder will continue from the Effective Date until terminated by either Party pursuant to Section 2.2 or Section 5 (the “Employment Term”); provided, however that either Party may terminate this Agreement at any time by providing thirty days advance written notice of such termination. Such notification and termination will not be considered a breach of this Agreement.
               2.2 Service as Director. At any time during the Employment Term, the Board of Directors of BlueLinx Holdings Inc. (the “Board”) may require that the Executive step down as Interim Chief Executive Officer of the Company (the “Interim CEO”) upon an effective date specified by the Board, but continue as Chairman of the Board. In the event of such request, the Employment Term shall be deemed terminated on such effective date. The Executive shall continue to serve as the Chairman of the Board until the Executive resigns or is removed by the Board. Following the Employment Term, the Executive shall cease to be an employee of the Company and shall not be entitled to any compensation or employee benefits from the Company or any of its affiliates or subsidiaries, except the Equity Awards provided under 4.1(c) of this Agreement.
          3. Duties and Title.
               3.1 Title. During the Employment Term, the Company shall employ the Executive to render exclusive and full-time services to the Company and certain designated subsidiaries and affiliates. During the Employment Term, the Executive will serve in the capacity of Chairman of the Board and Interim CEO of the Company.
               3.2 Duties. During the Employment Term, the Executive will have such authority and responsibilities and will perform such executive duties as are customarily performed by the Chairman and chief executive officer of businesses similar to those of the Company or assigned to Executive by the Company. During the Employment Term, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner. Notwithstanding the foregoing, during the Employment Term, Executive may continue to serve on the board of directors of Albertson’s LLC, Hilco Receivables LLC, and Hawk Acquisitions, LLC and may also render charitable and civic services so long as such services do not materially interfere with Executive’s ability to discharge his duties hereunder.
          4. Compensation by the Company
               4.1 Compensation During the Employment Term. As compensation for all services rendered pursuant to this Agreement during the Employment Term, the Company shall provide the Executive the following:
               (a) Base Salary. The Company will pay to the Executive an annualized base salary of not less than $750,000 payable in accordance with the customary payroll practices of the Company (the “Base Salary”). The Base Salary shall be reviewed from time to time and adjusted as appropriate at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).
               (b) Annual Bonus. Executive shall be eligible to receive an annual bonus, with a threshold of 37.5% of Base Salary (i.e., 37.5% upon achievement of annual “threshold” performance goals), an annual bonus target of 75% of Base Salary (i.e., 75% upon achievement of annual “target” performance goals) and a maximum of 150% of Base Salary (i.e., 150% upon achievement of annual “maximum” performance goals), with the “threshold, “target” and “maximum” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year. The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan. Executive shall also be eligible to participate in the Executive Team Quarterly Cash Flow Bonus at the same rate as the prior chief executive officer.
               (c) Long-Term Incentives. Subject to the terms of the 2006 Long-Term Incentive Plan or the 2004 Long-Term Incentive Plan (the “Equity Plans”) and award agreements between the Company and the Executive (the “Award Agreements”), the Company shall grant to the Executive a stock option to purchase 750,000 shares of the Company (the “Stock Option”) and 750,000 Restricted Shares of the Company (the “Restricted Shares” and together with the Stock Option, the “Equity Awards”). The Equity Awards shall be granted as soon as practicable following the Effective Date, (the “Equity Grant Date”). The Stock Option shall have an exercise price per share equal to the fair market value of a share of common stock on the Equity Grant Date. Notwithstanding the terms of the Equity Plans and the Award Agreements, the Equity Awards shall be subject to the following terms:

                    (i) The Equity Awards shall vest with respect to one-third of the shares subject to the Award on the first anniversary of the Equity Grant Date and with respect to an additional one-third of the shares on each of the next two anniversaries thereafter, subject to the Executive’s continued service as the Chairman and/or Interim CEO with the Company and its affiliates.
                    (ii) If the Executive’s service as Chairman and Interim CEO is terminated by the Company for Cause (as defined below) or the Executive resigns for any reason, the unvested portion of the Equity Awards will be forfeited. If the Executive’s service as Chairman and Interim CEO is terminated by the Company without Cause (as defined below), other than a termination of Executive's employment as Interim CEO pursuant to Section 2.2 of this Agreement, or due to the Executive’s death or Disability (as defined below), the Equity Awards shall vest with respect to 100% of the shares subject to the Equity Awards.
                    (iii) “Cause” means, as determined by the Board in good faith: (A) a material breach of the duties and responsibilities of Executive; (B) Executive’s (x) commission of a felony or (y) commission of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of the Company; (C) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries and affiliates; (D) Executive’s material breach of any provision of this Agreement; (E) Executive’s failure to follow the lawful written directions of the Board; (F) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful or willful and materially injurious to the Company or its subsidiaries and affiliates; (G) Executive’s engagement in habitual insobriety or the use of illegal drugs or substances; (H) Executive’s failure to cooperate fully, or failure to direct the persons under Executive’s management or direction, or employed by, or consultants or agents to, the Company (or its subsidiaries and affiliates) to cooperate fully, with all corporate investigations or independent investigations by the Board, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction; (I) Executive’s material violation of the Company’s Code of Conduct (including as applicable to senior financial officers), or any successor codes; (J) Executive’s engagement in activities prohibited by Section 6.
Notwithstanding the foregoing, no termination of the Executive’s service shall be for “Cause” until (i) there shall have been delivered to the Executive a copy of a written notice setting forth the basis for such termination in reasonable detail, and (ii) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Any termination of the Executive’s service by the Company hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 4.1(c)(iv).
                    (iv) “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one-year period.
               (d) Participation in Employee Benefit Plans. Executive is entitled during the Employment Term to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.
               (e) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Term in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. In addition, the Company will reimburse the Executive (on a tax neutral gross up basis) for any reasonable business expenses incurred by the Executive, in connection with (x) traveling to and from the Executive’s residence in Chicago, Illinois or West Palm Beach, Florida to the Company’s headquarters in Atlanta, Georgia and (y) lodging in Atlanta, Georgia. The amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. The tax gross-up payment shall be made by the end of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes. In order to be entitled to expense reimbursement, the Executive must be employed as Interim CEO on the date the Executive incurred the expense.
               (f) Reimbursement of Legal Expenses. The Company shall reimburse the Executive for the Executive’s reasonable attorneys’ fees (not to exceed $3,500) incurred in connection with the negotiation of this Agreement and any other agreements relating to the Executive’s employment contemplated herein.
          5. Termination of Relationship with the Company
               5.1 Termination of Employment Term. The Employment Term may be terminated: (a) by the Executive for any reason upon thirty days advance written notice (in which case, the Executive shall not continue as Chairman of the Board), (b) by the Company pursuant to Section 2.2 of this Agreement, or (c) due to the Executive’s death or Disability. If the

Employment Term is terminated pursuant to this Section 5.1, the Executive shall receive the following:
               (a) a pro rated portion of the annual bonus for the year of termination calculated by multiplying (x) the annual bonus that would have been payable under Section 4.1(b) if the Executive remained employed through the end of the fiscal year by (y) a fraction the numerator of which is the number of days elapsed in such fiscal year prior to the date the Executive’s employment terminated and the denominator of which is 365, payable on the date such bonus is paid to other senior executives of the Company;
               (b) a lump sum payment, within 30 days following such termination, equal to the Executive’s accrued but unpaid Base Salary to the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries in accordance with the terms of such employee benefit plans; and
               (c) a lump sum payment, within 30 days following such termination, equal to the expenses reimbursable under Sections 4.1(e) above incurred but not yet reimbursed to the Executive to the date of termination.
               5.2 Removal from any Boards and Position. If the Employment Term terminates for any reason under this Agreement without the Executive continuing as Chairman of the Board, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
          6. Restrictions and Obligations of the Executive.
               6.1 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
          6.2 Confidentiality.
               (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries and affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s services for the Company or any of its subsidiaries and affiliates (“Confidential Information”). After termination of the Executive’s services with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
               (b) All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company or any of its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company or any of its subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company or any of its subsidiaries and affiliates, except in furtherance of the Executive’s duties.
               (c) It is understood that while providing services to the Company, the Executive will promptly disclose to the Company, and assign to the Company the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s services. At the Company’s request and expense, the Executive will reasonably assist the Company or any of its subsidiaries and affiliates during the period of the Executive’s service to the Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
               (d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s service with the Company for any reason, the Executive will promptly deliver to the Company or any of its subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
          7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Company and its subsidiaries and affiliates for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches.

          8. Other Provisions.
               8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)	If the Company, to:

BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, GA 30339
Attention: General Counsel
Telephone: (770) 953-7089
Fax: (770) 953-7008

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
	Attention:	Stuart Freedman, Esq.
	Telephone:	(212) 756-2000
	Fax:	(212) 593-5955

(b)	If the Executive, to:

Howard Cohen
400 North Flagler Drive, Suite 1205
West Palm Beach, FL 33401
	Telephone:	(561) 835-8848
	Fax:	(561) 835-3582

With copies to:

Thaler and Thaler, PA
700 North Olive Avenue
West Palm Beach, FL 33401
	Attention:	Manley Thaler
	Telephone:	(561) 659-1183
	Fax:	(561) 832-5725
               8.2 Complete Agreement. This Agreement embodies the complete agreement and understanding between the Parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
               8.3 Disclosure. During the Executive’s term as Chairman of the Board, the Executive shall disclose immediately to the Company the existence of any relationship between the Executive and any other entity that creates or may create a conflict of interest that may affect the independent professional judgment of the Executive in carrying out his duties under this Agreement.
               8.4 Executive and Company Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would prohibit the Executive from performing his duties under this Agreement and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
               8.5 Waiver and Amendments. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
               8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles, unless superseded by federal law.
               8.7 Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.
               8.8 Counterparts. This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.
               8.9 Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
               8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
               8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board or the Compensation Committee to satisfy all obligations for the payment of such withholding taxes.
          IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

Name: Howard Cohen

BLUELINX CORPORATION

By:
Name:
Title: